EXHIBIT 12


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                   Six months ended June 30,
                                                    1998                1997
                                                    ----                ----

Net loss                                       $(18,398,170)       $(14,814,565)
Interest expense                                    379,711              54,102
Amortization of debt costs                          565,847                 ---
Income tax                                              ---                 ---

                                               ------------        ------------
Loss before fixed charges                       (17,452,612)        (14,760,463)

Fixed Charges (1)                                   945,558              54,102


Ratio of net loss before fixed charges to
  fixed charges                                       (18.5)             (272.8)

Deficiency of earnings to cover fixed
  charges                                      $(18,398,170)       $(14,814,565)


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